Registration No. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

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                           ALLIANT ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

             Wisconsin
   (State or other jurisdiction of                   39-1380265
    incorporation or organization)         (I.R.S. Employer Identification No.)

              222 West Washington Avenue, Madison, Wisconsin 53703 (Address of principal executive offices, including Zip Code)

       ALLIANT ENERGY CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS
             ALLIANT ENERGY KEY EMPLOYEE DEFERRED COMPENSATION PLAN
                              (Full title of plans)

                Edward M. Gleason                              Copy to:
Vice President, Treasurer and Corporate Secretary
           Alliant Energy Corporation                  Benjamin F. Garmer, III
           222 West Washington Avenue                      Foley & Lardner
            Madison, Wisconsin 53703                  777 East Wisconsin Avenue
                 (608) 252-3311                          Milwaukee, WI 53202
      (Name, address and telephone number,                  (414) 271-2400
   including area code, of agent for service)


                                                CALCULATION OF REGISTRATION FEE
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                                         Amount               Proposed Maximum          Proposed Maximum
        Title of                         to be                 Offering Price          Aggregate Offering         Amount of
 Securities to be Registered           Registered                Per Share                   Price             Registration Fee
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
Deferred Compensation                 $16,000,000                   100%                  $16,000,000              $4,224.00
Obligations(1)

Common Stock,                         400,000 shares             $31.3750(2)              $12,550,000(2)           $3,314.00
$.01 par value(3)

Common Stock Purchase                 400,000 rights                 (4)                       (4)                     (4)
Rights
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(1)  Obligations under the deferred compensation plans are unsecured obligations to pay deferred compensation in the future in accordance with the terms of either the Alliant Energy Key Employee Deferred Compensation Plan or the Alliant Energy
     Corporation Deferred Compensation Plan For Directors. Certain of the deferred compensation obligations may be fulfilled in cash or Common Stock; accordingly, 400,000 shares of Common Stock are also being registered hereunder.

(2)  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for such Common Stock on November 28, 2000, as reported on the New York Stock Exchange Composite Tape.

(3)  Dividends earned on Common Stock, receipt of which is deferred under the respective plans, are reinvested in Common Stock.

(4)  The value attributable to the Common Share Purchase Rights is reflected in the market price of the Common Stock to which the
     Rights are attached.
=================================================================================================================================

PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Documents containing the information specified in this Part I will be sent or given to participants in the plans subject to this Registration Statement as specified by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been previously filed by Alliant Energy Corporation (the "Company") with the Securities and Exchange Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     b. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, filed on May 11, 2000, August 11, 2000 and November 13, 2000, respectively.

     c. The Company's Current Reports on Form 8-K, dated January 25, 2000, January 26, 2000, February 2, 2000, February 16, 2000, April 7, 2000 and May 2, 2000.

     d. The description of the Company's common stock, par value $.01, contained in Item 4 of the Company's Registration Statement on Form 8-B, dated April 1, 1988, including any amendment or report filed for the purpose of updating such description.

     e. The description of the Company's Common Share Purchase Rights contained in Item 1 of the Company's Registration Statement on Form 8-A, dated January 20, 1999, including any amendment or report filed for the purpose of updating such description.

     f. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.


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

     A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     This Registration Statement registers 400,000 shares of Alliant Energy Corporation Common Stock and the accompanying Common Share Purchase Rights, described in Items 3.d. and 3.e. above and issuable under either the Alliant Energy Corporation Deferred Compensation Plan for Directors (the "Director Plan") or the Alliant Energy Key Employee Deferred Compensation Plan (the "Employee Plan," and together with the Director Plan, the "Plans"). This Registration Statement also registers $16,000,000 of deferred compensation obligations under the Plans.

     The Plans permit eligible directors and employees of Alliant Energy Corporation and its participating affiliates to make an advance election to defer up to 100% of certain compensation in accordance with the terms of the respective Plan. The Plans establish two accounts, a Company Stock Account and an Interest Account, for determining the amount of benefits accumulated by participants pursuant to voluntary deferrals and, under the Employee Plan, a company match. Amounts may not be transferred between accounts, except for an option to convert from the Company Stock Account to the Interest Account for a participant who retires with an installment distribution.

     Under the Employee Plan, subject to certain limitations, the employer of each participant will credit to the account of the participant an employer contribution equal to 50% of the remainder of (i) the lesser of (a) the sum of the amounts (if any) contributed during the year by the participant to the Alliant Energy Corporate Services, Inc. Retirement Savings 401(k) Plan (the "Savings Plan") that were eligible for matching contributions under the Savings Plan plus the amounts deferred by the participant under the Plan or (b) 6% of the participant's base salary for the year; minus (ii) the amount of any matching contributions that were made to the Savings Plan on behalf of the participant during the year.

     Amounts deferred to a Company Stock Account will be deemed, for bookkeeping purposes only, to have been invested in whole and fractional shares of Common Stock at the current prices on the dates set by the plan administrator as provided in the Plans. A Company Stock Account will also be credited with any dividends that would have been paid to the participant if the participant had actually owned the shares on the dividend payment date. Payments from a Company Stock Account will be made only in whole shares of Common Stock, plus cash for any fractional share. Participants with a Company Stock Account will have no rights as a shareholder resulting from the stock units in their accounts.

     Amounts deferred to an Interest Account will be held, for bookkeeping purposes only, and will be credited with interest at an established interest rate. The annual interest rate will be set in accordance with the Plans as the greater of (i) the "Prime Rate" as reported in The


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

Wall Street Journal on the first business day of the Plan Year or (ii) the A-Utility Bond Rate yield (as reported in the Federal Reserve statistical H.15) using the average of the rates reported for the last Friday of each month for the year; however, the annual rate shall not be greater than 12% or less than 6%. Payments from an Interest Account will be made only in cash in U.S. Dollars.

     Distributions from an account under a Plan depend upon a number of factors. Under the Employee Plan, except in the case of death or retirement, the account balance is paid promptly after termination of a participant's employment in a lump sum. In the case of a participant's death, the benefit commences promptly, but is paid in a lump sum or annual installments as elected by the participant prior to the year of deferral. In the case of a participant's retirement, the benefit commences either promptly or in the next year, as elected by the participant prior to the year of deferral; in addition, the participant selects either a lump sum or installment payment. The participant has an opportunity to change the elections, but only at the price of a 10% forfeiture of the applicable account.

     Under the Director Plan, the benefit is paid in either a lump sum or annual installments, as elected by the participant prior to the year of deferral. The commencement can be as of a specified date for an active director, or based on termination of director status, either promptly or in the next year. In all cases, the participant makes the election prior to the year of deferral. In the event of the participant's death, the death benefit is paid to the beneficiary in a lump sum promptly after death.

     The Plans are non-qualified and are intended to be unfunded; however, two separate non-qualified grantor trusts, one for each Plan (each a "Trust"), commonly known as "rabbi trusts," have been established to assist in meeting obligations under such Plans.

     The assets held in a Trust are intended to be used to pay benefits payable under the respective Plan. The assets of a Trust are subject to the claims of general creditors of the Company or the respective employer. As a result, benefits under a Plan will be unfunded and unsecured obligations of the employer to pay deferred compensation in the future in accordance with the terms of the respective Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the employer from time to time outstanding.

     The plan administrator reserves the right to amend the Plans at any time, including the right to completely terminate the Plans and distribute the benefits payable under the Plans to the participants in the Plans. No amendment may reduce the benefits credited to any participant's account as of the date of such amendment.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.


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

Item 6.  Indemnification of Directors and Officers.

     Pursuant to the Wisconsin Business Corporation Law and the Company's By-laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareowners in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareowners or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through
(d) outlined above.

     The indemnification provided by the Wisconsin Business Corporation Law and the Company's By-laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

     The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.  Undertakings.

(a)  Rule 415 Offering.


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

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c) Statement Required in Connection with Filing of Registration Statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to


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

     the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin as of November 30, 2000.

                                      ALLIANT ENERGY CORPORATION


                                      By: /s/ Erroll B. Davis, Jr.
                                         ---------------------------------------
                                         Erroll B. Davis, Jr.
                                         Chairman, President and Chief Executive
                                         Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                                Title                  Date
---------                                -----                  ----

/s/ Erroll B. Davis, Jr.       Chairman, President, Chief      November 30, 2000
------------------------------ Executive Officer and Director
Erroll B. Davis, Jr.           (Principal Executive Officer)


/s/ Thomas M. Walker           Executive Vice President and    November 30, 2000
------------------------------ Chief Financial Officer
Thomas M. Walker               (Principal Financial Officer)


/s/ John E. Kratchmer          Corporate Controller and        November 30, 2000
------------------------------ Chief Accounting Officer
John E. Kratchmer              (Principal Accounting Officer)


           *                   Director                        November 30, 2000
------------------------------
Alan B. Arends

           *                   Director                        November 30, 2000
------------------------------
Jack B. Evans

           *                   Director                        November 30, 2000
------------------------------
Rockne G. Flowers

           *                   Director                        November 30, 2000
------------------------------
Joyce L. Hanes


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


           *                   Director                        November 30, 2000
------------------------------
Lee Liu


           *                   Director                        November 30, 2000
------------------------------
Katharine C. Lyall


           *                   Director                        November 30, 2000
------------------------------
Arnold M. Nemirow


           *                   Director                        November 30, 2000
-------------------------------
Milton E. Neshek


           *                   Director                        November 30, 2000
-------------------------------
Judith D. Pyle


           *                   Director                        November 30, 2000
-------------------------------
Robert W. Schlutz


           *                   Director                        November 30, 2000
-------------------------------
Wayne H. Stoppelmoor


           *                   Director                        November 30, 2000
-------------------------------
Anthony R. Weiler



* By: /s/ Erroll B. Davis, Jr.
     ---------------------------------
     Erroll B. Davis, Jr.
     Attorney-in-fact



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

                                  EXHIBIT INDEX

Exhibit
Number         Description
------         -----------

4.1            Alliant Energy Corporation Deferred Compensation Plan for
               Directors.

4.2            Alliant Energy Key Employee Deferred Compensation Plan.

4.3 Form of Alliant Energy Corporation Grantor Trust for Deferred Compensation Agreements (Directors Plan).

4.4            Form of Alliant Energy Grantor Trust for Deferred
               Compensation Agreements (Key Employee Plan).

4.5 Rights Agreement, dated as of January 20, 1999, between Alliant Energy Corporation and Firstar Bank, N.A. (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A, dated January 20, 1999 (File No. 1-9894)).

5              Opinion of Foley & Lardner.

23.1           Consent of Arthur Anderson LLP.

23.2           Consent of Foley & Lardner [included in its opinion filed as
               Exhibit 5].

24             Powers of Attorney.